COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2006 AND DECEMBER 31, 2005

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS

US Dollars	December 31, 2006	December 31, 2005

ASSETS

Current

Cash and cash equivalents	$882,913	$1,565,640
Prepaid expenses and deposits	176,347	22,554
Exploration expenditure advances (Note 6)	-	158,202
	1,059,260	1,746,396

Mineral and exploration properties and rights (Note 3)	43,528,386	-
Property and equipment, net of accumulated amortization (Note 4)	419,733	1,445
Website Development Cost, net of accumulated amortization (Note 4)	-	17,500
	$45,007,379	$1,765,341

LIABILITIES

Current

Accounts payable and accrued liabilities	$6,037,671	$83,004

Non Current
Deferred income tax liability (Notes 3 and 7)	9,759,524	-
	15,797,195	83,004

STOCKHOLDERS’ EQUITY (DEFICIENCY)

Common stock (Notes 5 & 11)	565	296
Authorized:
200,000,000 common shares, $0.00001 par value
Issued and Outstanding:
56,036,849 common shares (December 31, 2005, 29,589,100
common shares)

Additional paid-in capital (Note 5)	37,039,266	1,465,354

Share subscriptions (Note 5)	-	1,767,650
	37,039,831	3,233,300
Deficit accumulated during the exploration stage	(7,829,647)	(1,550,963)
	29,210,184	1,682,337

	$45,007,379	$1,765,341

See accompanying Notes to Consolidated Financial Statements

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

US Dollars	Year Ended December 31, 2006	Year Ended December 31, 2005	Cumulative from inception (March 25, 2003) through December 31, 2006

REVENUES	$-	$-	$-

OPERATING EXPENSES

Mineral property exploration expenses (Notes 3 and 5)	3,298,438	1,179,298	4,477,736
General and administrative (Note 5)	3,962,960	309,100	4,340,617
Amortization	64,270	3,835	68,105
Total operating expenses	7,325,668	1,492,233	8,886,458

Other income	(118,034)	-	(118,034)
Loss from continuing operations	(7,207,634)	(1,492,233)	(8,768,424)

Income from discontinued operations (Note 1)	-	763	9,827
Loss before future income taxes	(7,207,634)	(1,491,470)	(8,758,597)
Deferred income tax recovery (Note 7)	(928,950)	-	(928,950)
NET LOSS	$(6,278,684)	$(1,491,470)	$(7,829,647)
LOSS PER SHARE - BASIC DILUTED
Earnings (loss) from continuing operations	$(0.15)	$(0.06)
Earnings (loss) from discontinued operations	-	0.00
Net loss per share - basic & diluted	$(0.15)	$(0.06)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic and diluted	42,677,419	25,260,136

See accompanying Notes to Consolidated Financial Statements

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

US Dollars	Common Shares	Stock Amount	Additional Paid-in Capital	Share Subscriptions Received	Deficit Accumulated During The Exploration Stage	Total Stockholders’ Equity (Deficiency)
Period Ended December 31, 2003 (see Note 1):

Issue of common stock for cash at $0.000125 per share on March 25, 2003	8	$-	$1	$-	$-	$1

Issue of common stock for cash at $0.000125 per share on May 5, 2003	16,000,000	160	1,840	-	-	2,000

Repurchase of common stock for cash at $0.000125 per share on October 31, 2003	(8,000,008)	(80)	(920)	-	-	(1,000)

Donated Capital	-	-	35,200	-	-	35,200

Net loss for the twelve months ended December 31, 2003	-	-	-	-	(36,399)	(36,399)

Balance, December 31, 2003	8,000,000	80	36,121	-	(36,399)	(198)

Year Ended December 31, 2004:

Issue of common stock for cash at $0.00625 per share on December 20, 2004	16,000,000	160	99,840	-	-	100,000

Donated Capital	-	-	19,200	-	-	19,200

Net loss for the twelve months ended December 31, 2004	-	-	-	-	(23,094)	(23,094)

Balance December 31, 2004	24,000,000	240	155,161	-	(59,493)	95,908

Year Ended December 31, 2005:
Issue of common stock for mineral concession at $0.25 per share on September 22, 2005	1,000,000	10	249,990	-	-	250,000

Issue of 4,221,000 common stock for cash at $0.25 per share and 368,100 common stock for finder fee on October 14, 2005	4,589,100	46	1,055,204	-	-	1,055,250

Forgiveness of advances from a related party			4,999	-	-	4,999

Share Subscriptions Received	-	-	-	1,767,650	-	1,767,650

Net loss for the twelve months ended December 31, 2005	-	-	-	-	(1,491,470)	(1,491,470)

Balance, December 31, 2005	29,589,100	$296	$1,465,354	$1,767,650	$(1,550,963)	$1,682,337

See accompanying Notes to Consolidated Financial Statements

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

US Dollars	Common Shares	Stock Amount	Additional Paid-in Capital	Share Subscriptions Received	Deficit Accumulated During The Exploration Stage	Total Stockholders’ Equity (Deficiency)

Balance, December 31, 2005	29,589,100	$296	$1,465,354	$1,767,650	$(1,550,963)	$1,682,337

Year Ended December 31, 2006:	3,126,083	31	1,688,054	(1,767,650)	-	(79,565)

Issue of common stock for cash at $0.60 per share on January 24, 2006, net of $187,565 finders fee

Issue of common stock for Mineral concessions at $1.90 per share on February 14, 2006	1,000,000	10	1,899,990	-	-	1,900,000

Issue of common stock For Mineral concession at $2.25 per share on April 10, 2006	1,000,000	10	2,249,990	-	-	2,250,000

Issue of common stock for cash at $1.50 per unit (common shares & warrants less finders fee of $585,060 on April 26, 2006	6,500,666	65	6,416,112	-	-	6,416,177

Issue of share purchase warrants with April 26, 2006 common stock issuance	-	-	2,749,762	-	-	2,749,762

Issue of common stock forMineral concessions of $2.74 per share on April 28, 2006	2,000,000	20	5,479,980	-	-	5,480,000

Issue of common stock for Mineral concessions at $1.10 per share on August 22, 2006	4,200,000	42	4,619,958	-	-	4,620,000

Issue of common stock for Mineral concessions at $1.41 per share on September 25, 2006	1,150,000	16	1,621,484	-	-	1,621,500

Issue of common shares per exercise of 3,471,000 warrants on October 14, 2006.	3,471,000	35	1,735,465	-	-	1,735,500

Issue of common stock for Mineral concessions at $1.28 per share on December 14, 2006.	4,000,000	40	5,119,960	-	-	5,120,000

Stock based compensation	-	-	1,993,157	-	-	1,993,157

Net loss for the twelve months ended December 31, 2006			-	-	(6,278,684)	(6,278,684)

Balance December 31, 2006	56,036,849	$565	$37,039,266	$-	$(7,829,647)	$29,210,184

See accompanying Notes to Consolidated Financial Statements

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2006	Year Ended December 31, 2006	Cumulative Inception (March 25, 2003) through December 31, 2006
OPERATING ACTIVITIES:

Net loss	$(6,278,684)	$(1,491,470)	$(7,829,647)
Items not requiring cash outlay:
- Consulting fees	-	-	52,400
- Website design and software development	-	-	2,000
- Amortization	64,270	3,835	68,105
- Mineral property exploration	-	250,000	250,000
- Stock based compensation	1,993,157	-	1,993,157
- Deferred income taxes	(928,950)	-	(928,950)
Changes in non-cash working capital items
- Accounts receivable	-	910	-
- Prepaid expenses and deposits	(153,793)	(22,554)	(176,347)
- Exploration expenditure advances	158,202	(158,202)	-
- Accounts payable and accrued liabilities	345,129	79,317	428,133
- Due to/from related parties	-	(1,001)	4,999
Net cash provided by (used in) operating activities	(4,800,669)	(1,339,165)	(6,136,150)

FINANCING ACTIVITIES:
Issuance of securities, net of finder fees	10,821,874	1,055,250	11,978,125
Proceeds of share subscription	-	1,767,650	1,767,650
Net cash provided by financing activities	10,821,874	2,822,900	13,745,775

INVESTING ACTIVITIES:
Purchase of mineral exploration rights	(6,238,874)	-	(6,238,874)
Purchase of equipment	(465,058)	(1,780)	(466,838)
Website development costs	-	(21,000)	(21,000)
Net cash used in investing activities	(6,703,932)	(22,780)	(6,726,712)

INCREASE (DECREASE) IN CASH	$(682,727)	$1,460,955	$882,913

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,565,640	104,685	-
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$882,913	$1,565,640	$882,913

SUPPLEMENTAL CASH FLOW INFORMATION
Interest expense	$-	$-	$-
Taxes	$-	$-	$-

See accompanying Notes to Consolidated Financial Statements

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GOING CONCERN AND NATURE OF OPERATIONS

The Company was incorporated under the laws of the State of Nevada, U.S.A., on March 25, 2003. The Company changed its name from Secure Automated Enterprises, Inc. to Colombia Goldfields Ltd. on May 13, 2005. The Company changed its operational focus from providing electronic filings services for public access document submissions to the U.S. Securities Exchange Commission, to acquisition of, exploration for, and development of mineral properties. The Company is currently in the exploration stage. On July 31, 2006 the Company’s jurisdiction of incorporation was changed to the state of Delaware.

In the first quarter of 2005, the Company discontinued its electronic filings services operations and historical income and expenses relating to these discontinued operations have been classified as discontinued operations in the Statements of Operations for all comparative periods presented.

As at December 31, 2006, the Company has incurred a cumulative net loss since inception on March 25, 2003 of $7,829,647 and has no source of operating revenue. The Company’s ability to meet its obligations and continue as a going concern is dependent on the ability to identify and complete future funding. While the Company has been successful in raising financing to date, there can be no assurance that it will be able to do so in the future.

These consolidated financial statements have been prepared using U.S generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and settlement of liabilities in the normal course of business as they come due. In addition to the Company’s working capital requirements and its cumulative losses during the year ended December 31, 2006 and since inception, the Company must also secure sufficient funding to meet its spending and purchase option obligations with respect to its mineral properties in order to maintain its option to purchase certain mining and mineral rights. These circumstances lend substantial doubt as to the ability of the Company to meet its obligations as they come due and, accordingly, as to the appropriateness of the use of accounting principles applicable to a going concern. As disclosed in Note 11, subsequent to December 31, 2006 and in recognition of these circumstances, the Company raised funding of $---9,020,000 through a private placement of additional share capital in March 2007 and intends to continue relying upon the issuance of securities to finance exploration, meet contractual obligations and continue as a going concern. As of the date of the approval of the consolidated financial statements, there is no assurance that these initiatives will be sufficient or successful.

The Company’s ability to continue as a going concern is dependent upon its ability to fund its working capital and exploration requirements and, eventually, upon the future exploration and development of profitable operations from its mineral properties. These consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the going concern assumption were not appropriate, and these adjustments could be material.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

Consolidation

Entities which are controlled by the Company, either directly or indirectly, are consolidated. Control is established by the Company’s ability to determine strategic, operating, investing and financing policies without the co-operation of others. The Company analyzes its level of ownership, voting rights and representation on the board of directors in determining if control exists by any one, or a combination of these factors.

These consolidated financial statements include the accounts of (i) Colombia Goldfields Ltd., formerly a Nevada corporation, (ii) the Company’s 90% interest in RNC (Colombia) Limited (“RNC”), a Belize corporation and its 94.99% owned subsidiary - Compania Minera De Caldas, S.A. (“Caldas”), a Colombia corporation, (iii) the Company’s 94.99% interest in Gavilan Minerales, S.A. (“Gavilan”) a Colombia corporation. All significant inter-company transactions and balances have been eliminated upon consolidation.

In accordance with Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”), variable interest entities (VIEs) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

At January 12, 2006 and in connection with the adoption of FIN 46R, the Company concluded that RNC and its 94.99% owned subsidiary, Caldas, S.A., were VIEs since the Company provided the principal financial support to these entities and the Company was their primary beneficiary. Under FIN 46R transition rules, the financial statements of RNC and Caldas, S.A. were considered VIEs and the Company’s 25% interest has been included within the Company’s consolidated financial statements for the period January 12, 2006 to April 28, 2006.

In connection with the Company’s April 28, 2006 acquisition of an additional 25% of RNC, the Company also received rights to nominate three of the four members of RNC’s board of directors. As such, the Company determined that control over RNC existed as of April 28, 2006, and these financial statements reflect the consolidation of the Company’s 50% interest in RNC, for the period April 29, 2006 to August 22, 2006.

On August 22, 2006 the Company acquired an additional 25% of RNC, bringing the Company’s total ownership to 75% at August 22, 2006. These financial statements reflect the consolidation of the Company’s 75% interest in RNC for the period August 23, 2006 to December 14, 2006.

On September 25, 2006 the Company acquired 94.99% of the outstanding shares of Gavilan. These financial statements reflect the consolidation of Gavilan for the period of September 25, 2006 to December 31, 2006.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 14, 2006 the Company acquired a further 15% of RNC, bringing the Company’s total to December 31, 2006 ownership to 90%. These financial statements reflect the consolidation of the Company’s 90% interest in RNC for the period December 15, 2006 to December 31, 2006.

Since the non-controlling shareholder of RNC and Gavilan has no obligation to contribute any additional capital and the Company was the primary entity obligated to fund future exploratory work, no non-controlling interest related to RNC or Gavilan has been recognized in the consolidated statement of operations for the period January 1, 2006 to December 31, 2006 and in the consolidated balance sheet at December 31, 2006.

Mineral Property Rights Acquisition and Exploration Expenditures

Costs of acquiring mining properties are capitalized upon acquisition. Mine development costs incurred either to develop new ore deposits, expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates the carrying value of capitalized mining costs and related property, plant and equipment costs, to determine if these costs are in excess of their net recoverable amount whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

Asset Retirement Obligations

The Company applies SFAS No. 143, Accounting for Assets Retirement Obligations which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. SFAS No. 143 requires the Company to record a liability for the present value of the estimated site restoration costs with a corresponding increase to the carrying amount of the related long-lived assets. The liability will be accreted until it has been fully incurred and the asset will be amortized over the life of the related assets. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation will be made. As at December 31, 2006 and December 31, 2005 the Company does not have any asset retirement obligations.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. As at December 31, 2006 the Company has cash and cash equivalents in the amount of $782,913 (2005-$1,476,361) in excess of federally insured limits.

Property and Equipment

Property and equipment are carried at cost. For the significant components of property and equipment, depreciation is provided for using the following method and time periods:

Asset	Basis	Period

Vehicles	Straight line	5 years
Buildings	Straight line	20 years
Office equipment & furniture	Straight line	3 to 10 years

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company regularly reviews the carrying values of property and equipment based on expected future cash flows whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. If this carrying value exceeds the recoverable amount, a write-down is charged to the statement of operations.

Environmental Costs

Environmental expenditures that related to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the company’s commitment to plan of action based on the then known facts.

Comprehensive Income

In accordance with SFAS 130, Reporting Comprehensive Income (“SFAS 130”), comprehensive income consists of net income and other gains and losses affecting stockholders’ equity that are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses when the Company has a functional currency other than US dollars, and minimum pension liabilities. For all periods presented the Company’s financial statements include do not include any of the additional elements that affect comprehensive income. Accordingly, net income and comprehensive income are identical.

Stock-Based Compensation

On January 1, 2006, the Company applied SFAS No. 123(R), Share-Based Payment, to account for stock options and similar equity instruments issued. Accordingly, compensation expense attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date and recognized over the expected vesting period. For all stock option awards granted on or after January 1, 2006, the Company recognizes compensation using the fair value method of accounting for stock-based compensation. The fair value of stock options is estimated at the grant date using the Black-Scholes option pricing model. In the event stock options are forfeited, any previously recognized compensation expense related to unvested and expiring awards is recognized in earnings during the period of forfeiture.

Although the assumptions used to record stock compensation expense reflect management’s best estimates, they involve inherent uncertainties based on market conditions generally outside of the control of the Company. If other assumptions were used, stock-based compensation expense could be significantly impacted. As stock options are exercised, the proceeds received on exercise, in addition to the previously recognized amounts related to those stock options, are credited to stockholders’ equity. The adoption of SFAS No. 123(R) did not have an impact on the Company’s historical financial statements as the Company had no stock options outstanding prior to adoption.

The Company provides direct stock awards to certain directors, officers, and consultants. Direct stock awards are typically subject to a two year vesting period. Direct stock awards are recorded at fair value on the grant date, with compensation expense recognized on a straight-line basis over the vesting period.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency Translation

The Company’s functional currency is US dollars. Accordingly, foreign currency balances are translated into US dollars as follows:

i)	Monetary assets and liabilities are translated at the period-end exchange rate;

ii)	Non-monetary assets are translated at the rate of exchange in effect at their acquisition date; and

iii)	Revenue and expense items are translated at the average exchange rate for the respective period.

Foreign exchange gains and losses are recognized as period expenses.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net earnings (loss) per share on the potential exercise of the equity-based financial instruments is not presented where anti-dilutive. For the years ended December 31, 2006 and 2005, outstanding share purchase warrants and options to purchase common shares were excluded from the computation of diluted earnings per share as the impact of these instruments was antidilutive as a result of losses incurred in these years.

Income taxes

The Company accounts for income taxes using the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.

Long-Lived assets

Long-lived assets of the Company are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable, pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and EITF 04-3, Mining Assets: Impairment and Business Combinations.

Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations (undiscounted and without interest charges). If impairment is deemed to exist, the assets will be written down to fair value. Fair value is generally determined using a discounted cash flow analysis.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities and amounts due to and from related parties. The carrying value of these financial instruments approximates their fair value based on their liquidity or their short-term nature. The Company is not exposed to significant interest, credit or currency risk arising from these financial instruments.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - MINERAL PROPERTIES AND EXPLORATION RIGHTS

Title to mineral properties and mining and exploration rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mining properties. Currently, the Company is in the process of investigating the title of mineral concessions for which it holds the options to acquire. Therefore, the Company cannot give any assurance that title to such properties will not be challenged or impugned and cannot be certain that the Company will have valid title to its mining properties. The Company relies on title opinions by legal counsel who base such opinions on the laws of countries in which the Company operates.

A) Caramanta Project

(i) Caramanta Project - Concessions 6602, 1343 and 6329

On September 22, 2005, the Company entered into an Assignment Agreement with Investcol Limited (“Investcol”), a related party, where Investcol assigned, transferred, and conveyed to the Company all of its rights under a contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with Cia Servicios Y Logisticos Ltda. As the result of the Assignment Agreement, the Company acquired an option to purchase certain mining, mineral and exploration rights on property known as Concessions 6602, 1343 and 6329 located in Caramanta Municipality, Antioquia Department, Medellin, Colombia for $10,000, on condition that $2,990,000 is invested in exploratory work on the property over a three year period. The Company issued 1,000,000 common stock to Investcol at a deemed fair market value $0.25 per share for total consideration of $250,000. At the date of acquisition of these mineral rights the Company had not yet incorporated a Company in Colombia and had not gained the support of the Colombian federal or local governments. Due to these uncertainties, the initial $260,000 was considered mineral property exploration and was recorded as part of mineral property exploration expenses in the consolidated statement of operations in fiscal 2005.

Pursuant to the Assignment Agreement, the Company was committed to fund $2,990,000 exploratory work as follows:

a)	$500,000 upon the closing of the Assignment Agreement;
b)
$750,000 during the 12 month period commencing June 25, 2006; and on the earlier of June, 2006 or commencement of the second exploration phase, one million restricted shares of the Company’s common shares; and

c)	$1,740,000 during the 12-month period commencing June 25, 2007.

In addition, the Company agreed to pay Investcol $7,500 per month as an office fee through July 31, 2006.

On September 25, 2006 the Assignment Agreement was superseded in connection with the Company’s agreement to acquire the Mining Concessions. (See note 3(A)(iii) below for further details)

(ii) Caramanta Project - Concessions 6993, 7039, 6821 and 6770 and HET 31, 32, 26, 27 and HETG 01

On February 16, 2006 the Company entered into a Letter of Intent (“LOI”) with Investcol to acquire Investcol’s rights in a Contract for Purchase (“Purchase Contract”) entered into with Cia Servicios y Logisticos Ltda. The LOI outlined a proposed transaction where the Company intended to acquire Investcol’s rights to acquire mining contracts to exclusively engage in mining activities on concessions 6993, 7039, 6821 and 6770 (the “Contracts”) and options that Investcol holds to acquire the exclusive rights to engage in mining activities on concessions HET 31, 32, 26, 27 and HETG 01 (the “Options”) all located within an area in Colombia referred to as the Caramanta location.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The LOI was non-binding and subject to final negotiation and the execution of a definitive agreement. On April 10, 2006, the Company entered into a definitive agreement with Investcol finalizing this transaction (“Assignment Agreement”). In consideration for this Assignment Agreement, the Company paid Investcol total consideration in the amount of $350,000 and issued 1,000,000 restricted shares of common stock. Under the terms of the Assignment Agreement, Investcol agreed to pay the exercise price of $150,000 on the Options whose titles will remain in the name of Cia Servicios until the final exploration commitments have been made. The final option payments were made prior to July 30, 2006.

On September 25, 2006 the Assignment Agreement was superseded in connection with the company’s agreement to acquire the Mining Concessions. (See note 3(A)(iii) below for further details)

(iii) Caramanta Project - Acquisition of the Caramanta Exploration Properties

On September 25, 2006 the Company, through the acquisition of the outstanding shares of Gavilan, acquired full legal title to the Caramanta project concessions described in Notes 3A(i) and 3A(ii) above. Consideration paid for the acquisition included $300,000 cash and the issuance of 1,150,000 restricted common shares at a fair value of $1.41 per share. In addition, a $50,000 finder’s fee was paid to Investcol. The total acquisition cost of $1,971,500 was allocated to the net assets acquired as follows:

Mineral and exploration and properties rights	$1,780,841
Property, plant and equipment	190,659
$1,971,500

The purchase was recorded as part of i) acquired mineral and exploration properties and rights and ii) property, plant and equipment in fiscal 2006. As a result of the acquisition of Gavilan, the Company no longer has any minimum exploratory work obligations related to the Caramanta concessions.

B) Marmato Project

On January 12, 2006, the Company entered into a Stock Purchase Agreement with Investcol and RNC (the "Agreement"), whereby the Company (i) acquired twenty-five percent (25%) of the issued and outstanding stock of RNC, a Belize corporation ("RNC") and (ii) held an option to acquire the remaining seventy five percent (75%) of RNC's issued and outstanding stock over a period of time. RNC is the beneficial holder of 94.99% of the issued and outstanding stock of Caldas, a Colombia corporation that (i) owns certain mining, mineral and exploration rights, (ii) has options to acquire mining, mineral and exploration rights and (iii) has exclusive rights to evaluate certain property, all located in the Zona Alta portion of the Marmato project in Colombia.

Pursuant to the Stock Purchase Agreement, the Company:

a)
Acquired 25% of the outstanding shares of RNC (total 25% of RNC) by the issuance of 1,000,000 common shares of the Company to Investcol and the advance to RNC of a $1,200,000 non-interest bearing loan. Total consideration of $1,900,000 related to this transaction was recorded as part of acquired mineral and exploration properties and rights in fiscal 2006.

b)
Acquired an additional 25% of RNC (total 50% of RNC) by the issuance of 2,000,000 shares of the Company to Investcol and the advance of an additional $4,000,000 non-interest bearing loan to RNC in two instalments of $1,000,000 and $3,000,000 on or before March 15, 2006 and April 30, 2006, respectively. On March 10, 2006, the Company entered an extension agreement with Investcol to extend the terms to April 30, 2006, and completed the transaction on April 28, 2006. Total consideration of $5,480,000 related to this transaction was recorded as part of acquired mineral and exploration properties and rights in fiscal 2006.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

c)
Held the option to acquire an additional 25% of RNC (total 75% of RNC) by the issuance of 4,000,000 common shares of the Company to Investcol and the advance of an additional $15,000,000 non-interest bearing loan to RNC on or before October 30, 2006. On August 22, 2006, the Company amended its January 12, 2006 Stock Purchase Agreement with Investcol and RNC and concurrently exercised its option to increase the Company’s interest in RNC from 50% to 75%. Under the terms of the amended agreement, the Company issued 4,200,000 common shares and paid $200,000 to Investcol. In connection with this transaction, the Company committed to providing an additional $5,000,000 by way of non-interest bearing demand loan to RNC by December 31, 2006 and providing sufficient funds to RNC, upon terms satisfactory to the Company, to complete a full bankable feasibility study of the Marmato Project. Total consideration of $ 4,820,000 related to this transaction was recorded as part of acquired mineral and exploration properties and rights in fiscal 2006.

d)
Has the option to acquire an additional 25% of RNC (total 100% of RNC) until May 1, 2009 for a price equal to the 25% of the value of Caldas determined by a bankable feasibility study prepared by a certified mineral property evaluator, or other acceptable third party. Payment of the purchase price can be made by the Company in either cash or the Company’s common shares. Under the terms of the August 22, 2006 amended agreement, the Company continues to hold an option to acquire the remaining 25% of RNC on or before May 1, 2009 for a purchase price equal to 25% of the fair value of Caldas determined by a feasibility study. The purchase price, pursuant to the amended agreement, is limited to a maximum of $15,000,000 plus 4,000,000 shares of the Company. Payment of the purchase price can be satisfied in either cash or common shares of the Company, or any combination thereof. On December 14, 2006 the parties executed a Second Amendment to the Stock Purchase Agreement (the “Second Amendment”) in order to revise the consideration required to exercise the Company’s option to acquire the remaining 25% of the issued and outstanding stock of RNC. Subject to the revised terms set forth in the Second Amendment, the Company has the option to acquire an additional 15% interest in RNC, in exchange for the issuance of 4,000,000 common shares of the Company to Investcol. In connection with the execution of the Second Amendment, the Company exercised its option, resulting in the Company acquiring an additional 15% of RNC, bringing the Company’s total ownership to 90%. The revised terms set forth in the Second Amendment provide that the Company has the option to acquire the remaining 10% of RNC until May 1, 2009 in exchange for a purchase price of $15,000,000. The purchase price can be made in either cash, shares of our common stock, or any combination thereof. Total consideration of $5,120,000 related to this transaction was recorded as part of acquired mineral and exploration properties and rights in fiscal 2006.

 C) Kedahda Properties

On August 30, 2006 the Company, purchased certain mining exploration properties in the Republic of Colombia and the related geochemical and other proprietary geological data from a wholly-owned subsidiary of Anglo Gold Ashanti, Sociedad Kedahda, S.A., for $500,000 cash consideration. The purchase was recorded as part of acquired mineral and exploration properties and right in fiscal 2006.

Mineral Property Rights Acquisition and Exploration Expenditures

The Company’s mineral property acquisition and exploration expenditures consist of

I)	The acquisition of mineral concessions;
II)	The acquisition of mineral and exploration rights from existing titleholders;
III)	The exploration of acquired mineral properties and related activities; and
IV)	Stock-based compensation allocated pursuant to FAS 123(R)

The following table summarizes the Company’s mineral concession acquisitions, mineral rights acquisitions, and mineral exploration expenses as recorded in the Company’s Consolidated financial statements for the period March 25, 2003 to December 31, 2006:

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Year Ended December 31, 2006	Year Ended December 31, 2005	Cumulative From Inception (March 25, 2003) Through December 31, 2006

I)	Acquisition of mineral concessions	$22,200,841	$-	$22,200,841
II)	Acquisition of mineral and exploration rights	10,639,071	-	10,639,071
	Total acquired mineral and exploration properties and rights	32,839,912	-	32,839,912
III)	Exploration of acquired mineral properties	3,084,843	1,179,298	4,264,141
IV)	Stock based Compensation	213,595	-	213,595
	Total mineral property exploration expenses	3,298,438	1,179,298	4,477,736
	Total mineral property rights acquisition and exploration expenditures	$36,138,350	$1,179,298	$37,317,648

Capitalized Mineral and Exploration Properties and Rights

Acquired mineral and exploration properties and exploration rights at December 31, 2006 of $32,839,912 have been recorded at amounts necessary to reflect temporary differences associated with the differences between their accounting and tax bases. As a result, these properties are recorded in the consolidated balance sheet at December 31, 2006 at $43,528,386.

NOTE 4 - PROPERTY AND EQUIPMENT

As at December 31, 2006	Cost	Accumulated Amortization	Net Book Value
Furniture and office equipment	$171,656	$(11,292)	$160,364
Building	87,033	(1,451)	85,582
Vehicles	193,149	(19,362)	173,787

Total	$451,838	$(32,105)	$419,733

Website Development Cost	$36,000	$(36,000)	-

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As at December 31, 2005	Cost	Accumulated Amortization	Net book Value
Furniture and Office equipment	$1,780	$(335)	$1,445
Website Development Cost	$21,000	$(3,500)	$17,500

NOTE 5 - STOCKHOLDERS’ EQUITY

Common Stock

	December 31, 2006	December 31, 2005
Authorized:
200,000,000 common shares,
$0.00001 par value
Issued and Outstanding:
56,036,849 common shares (December 31, 2005: 29,589,100 shares)	$565	$296

i)	During the year ended December 31, 2006, the Company completed the following transactions:

a)
On January 10, 2006, the Company issued 3,126,083 common shares at $0.60 per share for gross proceeds of $1,875,650. The Company paid finders fees in the amount of $187,565, for net proceeds of $1,688,085.

b)	On February 14, 2006, the Company issued 1,000,000 common shares at fair value of $1.90 per share to Investcol in connection with the acquisition of 25% ownership of RNC (See Note 3).

c)	On April 10, 2006, the Company issued 1,000,000 common shares at fair value of $2.25 per share to Investcol to acquire rights in certain properties in the Caramanta area of Colombia. See Note 3)

d)
On April 26, 2006 the Company completed a private equity offering of 6,500,666 Units at $1.50 per Unit to a total of 26 investors. Each Unit consists of one (1) share of common stock, par value $0.00001, and one (1) Warrant (the “Warrant”) to purchase one (1) share of common stock, exercisable for twenty-four (24) months from the closing of the offering. The exercise price for the Warrant is priced at $2.50. The gross proceeds received from this offering were $9,751,000. Assuming that the investors exercise all of the Warrants, the gross proceeds received from the exercise of the Warrants will equal $16,251,665.

In connection with this private equity offering, the Company paid as a commission $585,060 and issued warrants to purchase 390,040 shares of the Company’s common stock with each warrant exercisable for a period of thirty-six (36) months from the closing of the offering at the exercise price of $2.00 per share. Assuming that all of these warrants are exercised, the Company will receive gross proceeds of $780,080.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has allocated the total net proceeds from the offering of $9,165,939 to the various underlying equity instruments comprising the equity offering, based on the estimated relative fair value of each instrument at the offering date, as follows:

Common shares	$65
Additional paid in capital - common shares	6,416,112
Additional paid in capital - share purchase warrants	2,749,762
Total gross proceeds from private equity offering	$9,165,939

e)	On April 28, 2006, in connection with the acquisition of the second 25% of RNC, the Company issued 2,000,000 common shares at a fair values of $2.74 to Investcol. (See Note 3).

f)	On August 22, 2006 in connection with the acquisition of the third 25% of RNC, the Company issued 4,200,000 common shares at a value of $1.10 per share to Investcol. (See Note 3).

g)
On September 25, 2006 in connection with the Company’s acquisition of 100% of the Caramanta Exploration Properties, the Company issued 1,150,000 restricted common shares at a value of $1.41 (see Note 3).

h)	On October 14, 2006 3,471,000 share purchase warrants were exercised for net proceeds to the Company of $1,735,500 and 3,471,000 common shares were issued upon exercise.

i)	On December 14, 2006 in connection with the acquisition of the forth 15% of RNC, the Company issued 4,000,000 common shares at a value of $1.28 per share to Investcol.

ii)	During the fiscal year ended December 31, 2005, the Company:

a)
Issued 1,000,000 restricted common shares valued at an estimated market price of $0.25 per share, pursuant to an option to acquire a 100% interest in certain mining and mineral and exploration rights on three gold properties known as the Caramanta concessions in the Marmato Mountain mining district, Colombia.

b)
Completed a private placement and issued 4,221,000 units at a price of $0.25 per share for net proceeds of $1,055,250. Each unit consisted of one common share and one non-transferable warrant, entitling the holder to acquire one additional common share at a price of $0.50, exercisable on or before October 14, 2006. The Company also issued 368,100 shares as a finders’ fee relating to this private offering. The Company has allocated the total gross proceeds from the offering of $1,055,250 to the various underlying equity instruments comprising the equity offering, based on the estimated relative fair value of each instrument at the offering date, as follows:

Common shares	$46
Additional paid in capital - common shares	712,204
Additional paid in capital - share purchase warrants	343,000
Total gross proceeds from private equity offering	$1,055,250

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

iii)	During the fiscal year ended December 31, 2004, the Company:

a)	Completed an initial public offering and issued 16,000,000 common shares at a price of $0.00625 per share for total proceeds of $100,000.

Warrants

As at December 31, 2006, the following warrants were issued and outstanding:

# Warrants	Exercise Price	Expiry Date
6,500,666	$2.50 per share	April 25, 2008
390,040	$2.00 per share	April 25, 2009
6,890,706	$2.47 per share

Assuming all warrants are exercised, the Company would potentially receive $17,031,745.

Stock Options and Other Stock-Based Compensation

In fiscal 2006, the Company adopted the 2006 Stock Incentive Plan, (the “Plan”) which provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units, and stock awards to officers, directors or employees of, as well as advisers and consultants to, the Company.

All stock options and rights are to vest over a period determined by the Board of Directors and expire not more than ten years from the date granted. On July 31, 2006 the Company received shareholder approval for an amended Stock Incentive Plan. Pursuant to the amended Plan, the number of shares that may be issued for awards granted under the 2006 plan was increased from 3,500,000 to 5,000,000.

Pursuant to the Plan, during fiscal 2006 the Company granted 3,500,000 stock options to employees, directors, officers and consultants of the Company. These stock options vest at a rate of 25% every six months over a period of two years, and expire over a life of 10 years. For the year ended December 31, 2006, the Company recorded a total of $1,878,782 in stock based compensation expense related to these grants in the consolidation statement of operations.

On October 1, 2006 the Company agreed to grant 500,000 common shares to a consultant providing services to the Company. Pursuant to the terms of the Consulting Agreement, should the Consultant’s employment terminate by the Consultant’s resignation before the period of two years has elapsed, the Consultant is required to return a pro rata portion of the shares based on the time remaining in the contract. In the case of a change in control of the Company by merger or sale of a majority stake or otherwise, the shares held by the Consultant will immediately vest. The fair value of the common stock award, based on the market price of the Company’s common shares at the agreement date, was $915,000. The Company accounts for this award by recognizing compensation expense ratably over twenty-four months, commencing on the agreement date. For the year ended December 31, 2006, the Company recorded a total of $114,375 in stock based compensation expense related to this award in the fiscal 2006 consolidated statement of operations.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes stock-based compensation recorded in the consolidated statements of operations:

	Year Ended December 31, 2006	Year Ended December 31, 2005	Cumulative from Inception (March 25, 2003) through December 31, 2006
Mineral property rights acquisition and exploration expenditures	$213,595	$-	$213,595
General and administrative	1,779,562	-	1,779,562
Total stock-based compensation	$1,993,157	$-	$1,993,157

As at December 31, 2006 there was $1,361,810 of unrecognized compensation cost related to unvested stock options. The cost is expected to be recognized as follows: Fiscal 2007 - $1,176,296; Fiscal 2008 - $185,514; Fiscal 2009 - $NIL. At December 31, 2006 there was $800,625 unrecognized compensation cost related unvested direct stock awards. The cost is expected to be recognized as follows: Fiscal 2007-$457,500; Fiscal 2008 - $343,125.

A summary of stock options granted and exercised is as follows:

	Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2005	-	$-
Granted in fiscal 2006	3,500,000	1.08
Exercised in fiscal 2006	-	-
Forfeited and expired in fiscal 2006	(712,500)	0.75
Options outstanding at December 31, 2006	2,787,500	$1.16

	Year Ended December 31, 2006	Year Ended December 31, 2005
Weighted average grant date fair value of options granted during the period	$1.08	$-

Weighted average fair value of options vested during the period	$0.99	$-

A summary of stock options outstanding and exercisable at December 31, 2006 is as follows:

Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (yrs)	Number Exercisable	Weighted Average Exercise Price
$0.75 - $1.00	1,037,500	$ 0.75	9.02	437,500	$ 0.75
$1.01 - $2.00	1,750,000	1.41	9.54	150,000	1.69
$0.75 - $2.00	2,787,500	$ 1.16	9.35	587,500	$ 0.99

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of each option granted has been estimated as of the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.45%, dividend yield 0%, a historic volatility of 92%, and expected term of 10 years, equal to the full life of the options as the Company does not expect any options to be exercised early.

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company, during the normal course of operations, engages in transactions with certain directors, senior officers, and shareholders of the Company.

Significant related party transactions reflected within the Company’s consolidated financial statements include:

i)	The acquisition of the Company’s interest in the Caramanta and Marmato projects as described in notes 3(A) and 3(B) from Investcol, a company controlled by certain shareholders of the Company;

ii)	Management and consulting fees paid to certain directors, senior officers, and shareholders of the Company; and

iii)	Office rent paid to a Company related to a former director of the Company.

i) During the year ended December 31, 2006 the Company:

a)	Paid $186,306 for management and consulting fees to directors of the Company.

b)	Paid $356,168 for management and consulting fees to senior officers of the Company.

c)	Paid $332,400 for management and consulting fees to shareholders of the Company.

d)	Paid $10,256 for office rent to a company related to a former director of the Company.

Included in prepaid expenses at December 31, 2006 is $30,000 related to a company controlled by shareholders of the Company. Included in accounts payable and accrued liabilities at December 31, 2006 is $49,213 owing to a company controlled by shareholders of the Company.

ii) During the year ended December 31, 2005 the Company:

a)	Paid $29,875 for management fees to directors and former senior officers of the Company.

b)	Paid $37,500 for administration of exploration activities to a shareholder of the Company.

c)	Paid $2,122 for consulting to a director of the Company.

d)	Paid $11,250 for office rent to a company related to a director of the Company.

Included in prepaid expenses at December 31, 2005 is $9,585 pertaining to office rent paid to a company related to a former director of the Company. Included in accounts payable and accrued liabilities at December 31, 2005 is $19,883 payable to directors of the Company and to a company related to a director.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - INCOME TAXES

The potential benefit of net operating loss carry forwards has not been recognized in the financial statements. Since the Company has no source of operating revenue, it cannot be assured that it is more likely than not that such benefit will be realized in future years. The components of the net deferred tax asset, net deferred tax liability, differences between the statutory rate and the effective rate, and the valuation allowance are as follows:

a)	Components of income tax provision:

The components of the Company’s provision for (recovery of) income taxes consists of the following:

	Year ended December 31, 2006	Year ended December 31, 2005

Domestic	$-	$-
Foreign	(928,950)	-
	$(928,950)	$-

For the year ended December 31, 2006 the Company’s loss before provision for income taxes was generated in the following jurisdictions: Domestic $3,732,634; Foreign $3,475,000.

b)	Income tax rate reconciliation:

The effective income tax rate differs from the statutory rate that would be obtained by applying the U.S. Federal income tax rate to net income (loss) before income taxes. These differences result from the following items:

	Year ended December 31, 2006	Year ended December 31, 2005
US federal income tax rate	34%	15%

Increase (decrease) in Income tax rate resulting From:
Losses not recognized for
tax purposes	(8.2%)	(15%)
Tax rate differences in
foreign subsidiaries	(3.5%)	-
Other permanent
Differences	(9.4%)	-
Effective income tax rate	12.9%	- %

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

c)	Component of future income tax provision:

The components of the temporary differences, which created the future income tax provision, are as follows:

	Year ended December 31, 2006	Year ended December 31, 2005
Losses carried
Forward	$(528,223)	$(224,100)
Tax depreciation
less than (greater than)
accounting depreciation	(402,039)	-
Foreign exploration costs	(928,950)	-
	$(1,859,212)	$(224,100)
Change in valuation
Allowance	930,262	224,100
Deferred income tax provision	$(928,950)	$-

d)	Components of deferred tax asset and liability:

The components of the temporary differences which have created the deferred tax assets are:

	December 31, 2006	December 31, 2005
Tax depreciation less than
(greater than) depreciation	$402,039	$-
Losses carried
Forward	752,323	224,100
	1,154,362	224,100
Valuation allowance	(1,154,362)	(224,100)
Deferred tax asset	$-	$-

The components of the temporary differences, which have created the deferred tax liability, are:

	December 31, 2006	December 31, 2005
Tax depreciation less than
(greater than) accounting depreciation	$-	$-
Tax basis less than accounting
basis for mineral concessions	(10,688,474)	-
Foreign exploration costs	928,950	-
Deferred tax liability	$(9,759,524)	$-

e)	The Company has income tax losses available for carry forward of $2,210,000 which expire as follows:

Expiry Year	Domestic	Foreign	Total

2023	$36,500	$-	$36,500
2024	23,000	-	23,000
2025	310,500	-	310,500
2026	1,840,000	-	1,840,000
Indefinite	-	-	-
	$2,210,000	$-	$2,210,000

NOTE 8 - NON-CASH ACTIVITIES

The Company has issued common shares as consideration for the acquisition of certain mineral rights as disclosed in Notes 3 and 5. During the fiscal year ended December 31, 2005, a related party forgave $4,999 and the amount was credited to additional paid-in capital.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - SEGMENTED INFORMATION

The Company has determined that it operates in a single reportable segment, being the acquisition of, exploration for, and development of mineral properties.

NOTE 10 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The FASB has issued FIN 48, which prescribes rules for the financial statements accounting for uncertainty in income tax positions.

FIN 48 requires all material tax positions to undergo a new two-step recognition and measurement process. All material tax positions in all jurisdictions in all tax years in which the statute of limitations remains open upon the initial date of adoption are required to be assessed. For a tax benefit to be recognized it must be more likely than not that a tax position will be sustained upon examination based solely on its technical merits. If the recognition standard is not satisfied, then no tax benefit otherwise arising from the tax position can be recorded for financial statement purposes. If the recognition standard is satisfied, the amount of tax benefit recorded for financial statement purposes will be the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. FIN 48 is effective for the Company’s fiscal 2007 year. The Company does not anticipate the adoption of FIN 48 will have a material impact on the Company’s financial position, results of the operations, or cash flows.

NOTE 11 - SUBSEQUENT EVENTS

(a)
On February 27, 2007 the Company entered into a $3,700,000 promissory note between the Company and the Company’s President, a shareholder, and a Company controlled by these individuals. The loan, collateralized by the Company’s investment in RNC, was due and payable upon closing a planned equity financing, but in no case later than April 15, 2007. Upon repayment, an $185,000 fee was payable to the note holders. The note bears interest at 10% per annum, with monthly interest payments commencing February 28, 2007.

(b)	On March 21, 2007 the Company completed a private equity offering of 9,020,000 common shares at $1.00 per common share. The gross proceeds received from the offering were $9,020,000.

In connection with this private equity offering, the Company is obligated to pay a commission of $541,200 and is obligated to issue agents’ warrants to purchase 541,200 shares of the Company’s common stock with each warrant exercisable for a period of 36 months from the closing of the offering at an exercise price of $1.00 per share.

(c)	Subsequent to year-end, in March, 2007 the Company issued to certain directors and consultants 1,640,000 options to purchase common shares of the Company.

Colombia Goldfields Ltd.
(An Exploration Company)

Management’s Discussion and Analysis

Introduction

This MD&A, which has been prepared as of March 21, 2007, is intended to supplement and complement our audited consolidated financial statements and notes thereto for the year ended December 31, 2006 prepared in accordance with United States generally accepted accounting principles, or US GAAP (collectively, our “Financial Statements”). You are encouraged to review our Financial Statements in conjunction with your review of this MD&A. Additional information relating to our Company, is available at www.sec.gov.com. All dollar amounts in our MD&A are in US dollars, unless otherwise specified.

Forward-Looking Statements

Historical results and trends should not be taken as indicative of future operations. Management’s statements contained in this report that are not historical facts are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believe, expect, intend,”“estimate,” “project,” “prospects,” or similar expressions.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates and commodity prices, competition, and changes in generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Fiscal 2006 Overview

During fiscal 2006 considerable progress was made towards our objective of defining and consolidating our ownership of a bulk-mineable ore body in the Marmato region of Colombia. Our objective is to consolidate a new gold district around the Marmato Mountain in Colombia by:

▪	Acquiring the rights to an historic prospective gold project in Marmato (the “Marmato Mountain Development Project”);
▪	Acquiring certain surrounding properties in the Caramanta region (the “Caramanta Exploration Project”); and
▪	Planning for and executing the acquisition of additional ancillary properties.

Our focus in fiscal 2006 was to continue to advance the Marmato Mountain Development Project towards production through:

▪	The acquisition of Colombian mineral concessions and mineral rights;
▪	Commencing the resettlement of the Town of Marmato;
▪	Planning for the commencement of test drilling; and
▪	The preparation of a feasibility study and preliminary resource estimates.

In fiscal 2006 we advanced our business plan by:

▪
Increasing our ownership interest in RNC (Colombia) Ltd. to 90% and acquiring ancillary properties in order to consolidate the Marmato Project in exchange for share and cash consideration totaling $17.8 million;

▪	Acquiring the mineral and exploration rights to 90 of 121 mineral properties from existing Colombian titleholders in exchange for cash consideration of approximately $10.6 million; and
▪	Raising in excess of $10.8 million to fund our acquisition and exploration activities.

Our Business

We were incorporated under the laws of the State of Nevada, U.S.A., on March 25, 2003 and changed our name from Secure Automated Enterprises, Inc. to Colombia Goldfields Ltd. on May 13, 2005. At that time we changed our operational focus from providing electronic filings services for public access document submissions to the U.S. Securities Exchange Commission, to the acquisition of, exploration for, and development of mineral properties. On July 31, 2006, our jurisdiction of incorporation was changed to the state of Delaware.

We are currently in the exploration stage and our current focus is on the acquisition and development of mineral interests in mining properties located in the Marmato Mountain Gold District located in Colombia. The disclosure that follows is a discussion of each of the properties that we have an interest in and our results of operations for the fiscal years ended December 31, 2006 and December 31, 2005.

Principal factors affecting our results of operations

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles, and we maintain our accounts in U.S. Dollars.

We believe that the key determinants of our operating and financial results are the following:

(a)	The state of capital markets, which affects our ability to finance exploration activities;

(b)	The valuation of mineral properties as exploration results provide further information relating to the underlying reserves of such properties; and

(c)	Prices for metals, particularly, gold.

There is no assurance that commercially exploitable reserves of gold exist on any of our property interests. In the event that commercially exploitable reserves of gold exist on any of our property interests, there is no guarantee that we will make a profit. If we cannot acquire or locate gold deposits, or if it is not economical to recover the gold deposits, our business and operations will be materially adversely affected.

Revenues

We have not yet completed our economic feasibility studies to establish the existence of proven or probable reserves for these properties and, as a result, to date we have not recognized any revenues from mining activities for the period since incorporation to December 31, 2006.

Expenses

Our primary expenses consist of mineral property rights exploration expenditures and general and administrative expenses.

Critical accounting policies

The following are the accounting policies that we consider to be Critical Accounting Policies. Critical Accounting Policies are those that are both important to the portrayal our financial condition and results and those that require the most difficult, subjective, or complex judgments, often as result of the need to make estimates about the effect of matters that are subject to a degree of uncertainty.

Going Concern

We incurred a net loss of $6,278,684 for the period from inception on March 23, 2003 to December 31, 2006 and are not presently generating any revenue. Our future is dependent upon our ability to obtain financing and future acquisition, exploration and development of profitable operations form our mineral properties. We plan to seek additional financing in private and/or public equity offerings to secure funding for our operations. There can be no assurance that such additional financing will be available to us on acceptable terms or at all. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may should we cease to continue as a going concern.

Basis of Presentation

Entities that are controlled by us, either directly or indirectly, are consolidated. Control is established by our ability to determine strategic, operating, investing and financing policies without the co-operation of others. We analyze our level of ownership, voting rights and representation on the board of directors in determining if control exists by any one, or a combination of these factors.

Our consolidated financial statements include the accounts of (i) Colombia Goldfields Ltd., a Delaware corporation (ii) Our 90% interest in RNC (Colombia) Limited, a Belize corporation and its 94.99% owned subsidiary - Compania Minera De Caldas, S.A., a Colombia corporation, iii) Our 94.99% interest in Gavilan Minerales, S.A. (“Gavilan”) a Colombia Corporation. All significant inter-company transactions and balances are eliminated upon consolidation.

Mineral Property Rights Acquisition and Exploration Expenditures

Title on mineral properties and mining and exploration rights involve certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mining properties. We are in the process of investigating the title of mineral concessions that we hold the options to acquire. Therefore, we cannot give any assurance that title to such properties will not be challenged or impugned and we cannot be certain that we will have valid title to our mining properties. We rely on title opinions by legal counsel who base such opinions on the laws of countries in which we operate.

Our mineral property rights acquisition and exploration activities consist of

i) The acquisition of mineral concessions;
ii) The acquisition of mineral and exploration rights from existing titleholders;
iii) The exploration of acquired mineral properties and related activities; and
iv) The allocation of stock based compensation related to certain participants in our stock option plan.

Costs of acquiring mining properties are capitalized upon acquisition. Mine development costs incurred either to develop new ore deposits, expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations once proven and probable reserves exist and the property is a commercially mineable property. Costs of abandoned projects are charged to operations upon abandonment. We evaluate, whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable, the carrying value of capitalized mining costs and related property, plant and equipment costs, to determine if these costs are in excess of their net recoverable amount whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs is based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

Asset Retirement Obligations

We apply SFAS No. 143, Accounting for Asset Retirement Obligations that requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. SFAS No. 143 requires us to record a liability for the present value of the estimated site restoration costs with a corresponding increase to the carrying amount of the related long-lived assets. The liability will be accreted until it has been fully incurred, and the asset will be amortized over the life of the related assets. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation will be made. As at December 31, 2006 and December 31, 2005, we do not have any asset retirement obligations.

Stock-Based Compensation

On January 1, 2006, we applied SFAS No. 123(R), Share-Based Payment, to account for stock options and similar equity instruments issued. Accordingly, compensation expense attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and recognized over the expected vesting period. For all stock option awards granted on or after January 1, 2006, we recognized compensation using the fair value method of accounting for stock-based compensation. The fair value of stock options is estimated at the grant date using the Black-Scholes option pricing model and the resultant compensation expenses are classified in our consolidated statement of operations based on the classification of the underlying option plan participants’ related compensation expenses. In the event stock options are forfeited, any previously recognized compensation expense related to unvested and expiring awards is recognized in earnings during the period of forfeiture. The majority of our stock based compensation relates to either i) mineral exploration activities associated with our exploration personnel or ii) general and administrative expenses associated with our administrative employees, directors, and consultants.

Although the assumptions used to record stock compensation expense reflect management’s best estimates, they involve inherent uncertainties based on market conditions generally outside of our control. If other assumptions were used, stock-based compensation expense could be significantly impacted. As stock options are exercised, the proceeds received on exercise, in addition to the previously recognized amounts related to those stock options, are credited to stockholders’ equity.

Selected Financial Information

The following table sets forth selected financial information for the years ended December 31, 2006, and 2005. This summary of selected financial information is derived from, and should be read in conjunction with, and is qualified in its entirety by reference to, our audited financial statements and related note disclosures.

	Year Ended December 31, 2006	Year ended December 31, 2005	Cumulative from Inception (March 25, 2003) through December 31,2006
Statement of Loss and Deficit
Total Expenses	7,325,668	1,492,233	8,886,458
Net loss	(6,278,684)	(1,491,470)	(7,829,647)
Loss per Share- basic and diluted	(0.15)	(0.06)	N/A
Balance Sheet Data
Total Assets	45,007,379	1,765,341	45,007,379
Total Long-Term Debt	-	-	-
Total Liabilities	15,797,195	83,004	15,797,195
Total Shareholders’ Equity (Deficiency)	29,210,184	1,682,337	29,210,184

Management’s Discussion and Analysis

The following discussion and analysis should be read in conjunction with the audited financial statements of the Corporation for the fiscal years ended December 31, 2006, and December 31, 2005 and accompanying notes thereto.

The Caramanta and Marmato Projects

We are actively advancing two separate projects known as the Marmato Mountain Development Project and the Caramanta Exploration Project, both of which are located in Colombia’s Marmato Mountain Gold District. These projects are separated by approximately seven kilometers and our focus is on securing the region between Caramanta and Marmato and any other outlying targets that may contain similar mineralization or that have the potential for mining. We have advanced our ownership interests in these projects as follows:

(A) Caramanta Project

(i) Caramanta Project - concessions 6602, 1343 and 6329

On September 22, 2005, we entered into an Assignment Agreement with Investcol Limited (“Investcol”) where Investcol assigned, transferred, and conveyed to us all of its rights under a contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with Cia Servicios Y Logisticos Ltda. As the result of the Assignment Agreement, we acquired an option to purchase certain mining, mineral and exploration rights on property known as Concessions 6602, 1343 and 6329 located in Caramanta Municipality, Antioquia Department, Medellin, Colombia for $10,000, on condition that $2,990,000 be invested in exploratory work on the property over a three year period. As consideration for these rights, we issued 1,000,000 restricted shares of common stock to Investcol at a deemed fair market value of $ 0.25 per share for total consideration of $ 250,000.

Pursuant to the Assignment Agreement, we also committed to fund the $2,990,000 exploratory work as follows:

a)	$500,000 upon the closing of the Assignment Agreement;
b)	$750,000 during the 12 month period commencing June 25, 2006; and on the earlier of June, 2006 or commencement of the second exploration phase, one million restricted shares of our common shares;
c)	$1,740,000 during the 12-month period commencing June 25, 2007.

In addition, we agreed to pay Investcol $7,500 per month as an office fee through July 31, 2006. On September 25, 2006 the Assignment Agreement was superseded in connection with our agreement to buy the Mining Concessions outright as described in (iii) below.

(ii) Caramanta Project - concessions 6993,7039,6821 and 6770 and HET 31, 32, 26, 27 and, HETG 01

On February 16, 2006 we entered into a Letter of Intent “LOI” with Investcol to acquire Investcol’s rights in a Contract for Purchase entered into with Cia Servicios y Logisticos Ltda. (“Cia Servicios”) The LOI outlined a proposed transaction where we intended to acquire Investcol’s rights in certain mining contracts to exclusively engage in mining activities on concessions 6993, 7039, 6821 and 6770 (the “Contracts”) and options that Investcol holds to acquire the exclusive rights to engage in mining activities on concessions HET 31, 32, 26, 27 and HETG 01 (the “Options”) all located within an area in Colombia referred to as the Caramanta location.

The LOI was non-binding and subject to final negotiation and the execution of a definitive agreement. On April 10, 2006, we entered into a definitive agreement with Investcol finalizing this transaction (the “Assignment Agreement”). In connection with the Assignment Agreement, we paid Investcol total consideration of $350,000 and issued 1,000,000 restricted shares of our common stock. Under the terms of the Assignment Agreement, Investcol agreed to pay the exercise price of $150,000 on the Options whose titles remained in the name of Cia Servicios until the final exploration commitments have been made. The final option payments were made prior to July 30, 2006.

On September 25, 2006 the Assignment Agreement was superseded in connection with our agreement to acquire the Mining Concessions outright as described below.

(iii) Acquisition of 100% of the Caramanta Exploration Properties

On September 25, 2006, we, through the acquisition of the outstanding shares of Gavilan Minerales, S.A., (“Gavilan”), acquired full legal title to the Caramanta project concessions described in items 3(i) and 3(ii) above. Consideration paid for the acquisition included $300,000 cash and the issuance of 1,150,000 restricted common shares at a fair value of $1.41 per share. In addition, a $50,000 finders fee was paid to Investcol. The total acquisition cost of $1,971,500 was allocated to the net assets acquired as follows:

Mineral and exploration properties and rights	$1,780,841
Property, plant and equipment	190,659
$1,971,500

The purchase of mineral and exploration properties and rights was recorded as part of mineral property rights acquisition and exploration expenditures in fiscal 2006. As a result of our acquisition of Gavilan, we no longer have any minimum exploratory work obligations related to the Caramanta concessions.

(B) Marmato Project

On January 12, 2006, we entered into a Stock Purchase Agreement with Investcol and RNC (Colombia) Limited (the "Agreement"), whereby we would (i) acquire twenty-five percent (25%) of the issued and outstanding stock of RNC (Colombia) Limited, a Belize corporation ("RNC") and (ii) hold an option to acquire the remaining seventy five percent (75%) of RNC's issued and outstanding stock over a period of time. RNC is the beneficial holder of 94.99% of the issued and outstanding stock of Compania Minera De Caldas, S.A. ("Caldas"), a Colombia corporation that (i) owns certain mining, mineral and exploration rights, (ii) has options to acquire mining, mineral and exploration rights and (iii) has exclusive rights to evaluate certain property, all located in the Zona Alta portion of the Marmato project in Colombia.

Pursuant to the Stock Purchase Agreement, we had the option to:

a)
Acquire 25% of the total outstanding shares of RNC by the issuance of 1,000,000 of our common shares to Investcol and the advance to RNC of a $1,200,000 non-interest bearing loan. We completed the acquisition of 25% of RNC by the issuance of 1,000,000 shares of our restricted common stock to Investcol and the advancement of $1,200,000 by way of a non-interest bearing loan to RNC in the second quarter of fiscal 2006;

b)
Acquire an additional 25% of RNC by issuance of 2,000,000 of our common shares to Investcol and the advance of an additional $4,000,000 non-interest bearing loan to RNC. We completed the acquisition of the second 25% of RNC by the issuance to Investcol of 2,000,000 shares of our restricted common stock and the advancement of $4,000,000 by way of a non-interest bearing demand loan to RNC in the second quarter of fiscal 2006;

c)
Acquire an additional 25% of RNC by the issuance of 4,000,000 of our common shares to Investcol and the advance of an additional $15,000,000 non-interest bearing loan to RNC on or before October 30, 2006. On August 22, 2006 we amended the January 12, 2006 Stock Purchase Agreement with Investcol and RNC (Colombia) Limited and concurrently exercised our option to increase interest in RNC from 50% to 75% in the third quarter of fiscal 2006. Under the terms of the amended agreement, we issued 4,200,000 common shares and paid $200,000 to Investcol. In connection with this transaction we committed to provide an additional $5,000,000 by way of non-interest bearing demand loan to RNC by December 31, 2006 and provide sufficient funds to RNC, upon terms satisfactory to the Company, to complete a full bankable feasibility study of the Marmato Project; and

d)
Acquire the final 25% of RNC for a price equal to the 25% of the value of Caldas determined by a bankable feasibility study prepared by a certified mineral property evaluator, or other acceptable third party. We can make payment of the purchase price in either cash or our common shares. The terms of the agreement were amended on August 22, 2006. Under the terms of the amended agreement, we held an option to acquire the remaining 25% of RNC on or before May 1, 2009 for a purchase price equal to 25% of the fair value of Caldes, as determined by a forthcoming feasibility study. The purchase price, pursuant to the amended agreement, was limited to a maximum of $15,000,000 plus 4,000,000 of our common shares. Payment of the purchase price could be satisfied in either cash or our common shares, or any combination thereof.

On December 14, 2006, the parties executed a Second Amendment to the Stock Purchase Agreement (the “Second Amendment”) in order to revise the consideration required to exercise our option to acquire the remaining 25% of the issued and outstanding stock of RNC. Subject to the revised terms set forth in the Second Amendment, we had the option to acquire an additional 15% interest in RNC, in exchange for the issuance of 4,000,000 common shares to Investcol. In connection with the execution of the Second Amendment, we exercised our option, resulting in us acquiring an additional 15% of RNC in exchange for us issuing 4,000,000 common shares valued at
$5,120,000 in the fourth quarter of fiscal 2006, bringing our total ownership to 90%. The revised terms set forth in the Second Amendment provide us with the option to acquire the remaining 10% of RNC until May 1, 2009 in exchange for a purchase price of $15,000,000. The purchase price can be made in either cash, shares of our common stock, or any combination thereof.

(C ) The Kedahda Properties

On August 30, 2006 we purchased, through certain mining exploration properties in the Republic of Colombia and the related geochemical and other proprietary geological data from a wholly owned subsidiary of Anglo Gold Ashanti, Sociedad Kedahda, S.A., for $500,000 cash consideration.

Results of operations - fiscal year 2006 compared with fiscal year 2005.

Our current operations are focused on the acquisition and development of the aforementioned interests in mining properties located in the Marmato Mountain Gold District located in Colombia. We do not anticipate earning any revenues from operations until such time that commercial production commences on the mining properties for which we currently hold an interest or may acquire an interest in the future.

We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our property interests, or if such resources are discovered, that we will enter into commercial production. In addition, numerous regulatory, practical, legal and other obstacles could adversely affect our ability to achieve profitable operations.

In the first quarter of fiscal 2005, we discontinued our electronic filing services operations and, as a result, historical income and expenses relating to those discontinued oppositions have been classified as discontinued operations for all comparative periods presented.

For the year ended December 31, 2006, we incurred a net loss of $6,278,684 (2005-$1,491,470). We generated interest income of $118,034 (2005-$NIL). The primary contributors to our net loss were mineral property rights acquisition and exploration expenses of $3,298,438 (of which $213,595 relates to non-cash stock-based compensation charges) and general and administrative expenses of $3,962,960 (of which $1,779,562 relates to non-cash stock based compensation charges).

Our exploration activities typically involve the following activities and expenditures:

i)
The acquisition of mineral concessions: to December 31, 2006 this has consisted primarily of payments for the assignment contracts and subsequent full legal titles associated with the Caramanta project, the acquisition of the Marmato project via our purchases of RNC (Colombia), and the purchase of the Kedahda properties. The concessions we acquire typically exclusively grant to the concessionaire the faculty to carry out within the given area, the studies, works and installations necessary in order to establish the existence of the minerals, and to exploit them according to the principles, rules and criteria belonging to the accepted techniques of geology and mining engineering. In fiscal 2006, we expended a total of $22,200,841 acquiring mineral concessions.

ii)
The acquisition of mineral and exploration rights from existing Colombian titleholders. This typically involves staged payments to affected landholders and related stakeholders. The procedure for payment is normally a payment of 25% of the total negotiated purchase price on signing, 25% of the total negotiated purchase price when all documentation has been submitted to the local mining department, and the final 50% payments when the mining claim has been registered in our name. Satisfactory resolution of local landowner or relative concerns is essential to the eventual development and operation of modern gold mines on the Marmato project. As at December 31, 2006, we reached agreements with the titleholders to secure 90 of 121 titles deemed desirable in our business plan. In fiscal 2006, we expended a total of $10,639,071 acquiring mineral and exploration rights; and

iii)
The evaluation of acquired mineral properties and related activities. This typically involves the payment of salaries, wages, and other exploration costs in the host country directly attributable to field activities furthering our mineral concessions and rights. In fiscal 2006, we expended a total of $3,084,843 on the exploration of acquired mineral properties.

As a result of our fiscal 2006 efforts to explore and evaluate the Marmato Region, our mineral property exploration expenses increased significantly, from $1,179,298 for the year ended December 31, 2005 to $3,298,438 for the year ended December 31, 2006.

General and administrative expenses also increased during fiscal 2006, from $309,100 in fiscal 2005 to $3,962,960 in fiscal 2006 (of which $1,779,562 relates to non-cash stock based compensation charges), reflecting our transition from a start-up enterprise to a Company with an active exploration program and infrastructure sufficient to support field activities. The primary component of general and administrative expenses in fiscal 2006 was allocated stock based compensation, which totaled $1,779,562. The remainder, $2,183,398 consisted primarily of consulting fees paid to directors, officers, and shareholders of $885,130, and balance relating to accounting, legal, investor relations, and travel expenses associated with the ramp up of our exploration activities.

The increase in our other operating expenses in fiscal 2006, primarily amortization expenses, related to the amortization of office equipment, computers, and vehicles. For the year ended December 31, 2006, we incurred a net loss of $6,278,684 (2005- $1,491,470). The primary contributors to our net loss were mineral property exploration expenses of $3,298,438, general and administrative expenses of $3,962,960 (of which $1,779,562 relates to non-cash stock based compensation charges) and a future income tax recovery of $928,950 related to deductable temporary differences associated with our Colombian subsidiaries.

During fiscal 2006, we used cash of $4,800,669 in operations (2005-$1,339,165). The majority of our operating cash requirements consisted of costs incurred to establish our Colombian operations, primarily consulting fees, travel expenses, and audit and legal fees. During fiscal 2006, we issued a total of 13,350,000 common shares as consideration for i) the acquisition of the 90% of RNC and ii) the acquisition of Gavilan. We received no cash from these issuances, but did receive net proceeds of $10,821,874 in connection with the separate issuance of 13,097,749 common shares. In fiscal 2006, we expended $465,058 on the purchase of capital assets and $6,238,874 acquiring mineral exploration rights, resulting in a net cash usage of $682,727 for the year ended December 31, 2006.

As at December 31, 2006, we held cash and cash equivalents of $882,913. Our working capital deficiency of $4,978,411 consisted of i) Cash and cash equivalents of $882,913; ii) Prepaid expenses and deposits of $176,347, consisting primarily of advances for mineral and exploration rights and prepaid Marmato exploration expenditures; and iii) Accounts payable and accrued liabilities of $6,037,671, consisting primarily of amounts owing to Marmato titleholders under our mineral and exploration rights purchase agreements. These amounts relate primarily to staged payments owing under our agreements to acquire exploration rights from existing Colombian titleholders as described earlier in this MD&A.

Results of operations - fiscal year 2005 compared with fiscal year 2004

For the fiscal year ended December 31, 2005, we incurred a net loss of $1,491,470, compared to $23,094 in the fiscal year ended December 31, 2004.

Our general and administrative expenses in fiscal 2005 were $309,100 (2004-$28,258). The primary components of general and administrative expenses were legal and consulting fees in connection with our mineral exploration business.

Mineral property acquisition and exploration expenditures of $1,179,298 (2004-$NIL) were incurred during fiscal 2005. We expended $260,000 towards mineral concessions and $919,298 on exploration activities. Further information with respect to these expenditures is provided in Note 3 to our consolidated financial statements.

Changes in our other operating expenses, primarily amortization, were not significant.

During fiscal 2005, we used $1,339,165 in cash for operations (2004-generated $1,194 from operations). The majority of the fiscal 2005 operating cash requirements consisted of mineral property acquisition and administrative expenditures as described above.

We raised $2,822,900 during fiscal 2005 through the issuance of common stock and share purchase warrants as described in Note 5 to our consolidated financial statements and expended $22,780 on the purchase of capital assets and website development costs (2004-$NIL), resulting in net increase in cash of $1,460,955 (2004-$101,194).

At December 31, 2005, we held cash and cash equivalents of $1,565,640 and our working capital was $1,663,392.

Quarterly Results

	2006				2005
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Net Loss	$(1,398,195)	$(1,945,622)	$(1,601,628)	$(1,333,239)	$(1,027,485)	$(339,225)	$(87,336)	$(37,424)
Net loss per share
- basic and diluted	$(0.03)	$(0.04)	$(0.04)	$(0.04)	$(0.04)	$(0.01)	$(0.00)	$(0.00)

In the fourth quarter of fiscal 2006 we generated a net loss of $1,398,195 and used $2,963,232 cash in our operations. $1,735,500 cash was generated from the issuance of common shares pursuant to the exercise of 3,471,000 warrants, and $1,114,751 cash was used in the purchase of mineral rights and property and equipment. As discussed elsewhere in the MD&A, the increase in quarterly net loss over the last eight quarters is consistent with the discontinuance of our secure automated filing operations in fiscal 2005 and the ramp up of mineral exploration activities in fiscal 2006.

Liquidity and Capital Resources

Our cash and working capital positions as at the dates indicated were as follows:

	December 31, 2006	December 31, 2005
Cash and cash equivalents	$882,913	$1,565,640
Working capital	$(4,978,411)	$1,663,392

We have historically relied on equity capital to fund our operations and mineral property acquisition and exploration activities. For the cumulative period March 25, 2003 to December 31, 2006, we raised in excess of $13.7 million from the issuance of common shares and share purchase warrants and used in excess of $12.8 million to fund operations and exploration activities, leaving $882,913 in cash reserves at December 31, 2006.

In order to continue to advance our operations while we source additional equity financing, on February 27, 2007 we entered into a $3,700,000 promissory note with our President, a shareholder, and a company controlled by these individuals. The loan, secured by our investment in RNC (Colombia) Ltd. was due and payable upon closing of a planned equity financing but in no case later than April 15, 2007.

Upon repayment an $185,000 fee is payable to the note holders. The note bears interest at 10% per annum, with monthly interest payments commencing February 28, 2007.

On March 21, 2007, we completed a private equity offering of 9,020,000 common shares at $1.00 per share. The gross proceeds received from the offering were $ 9,020,000.

In connection with this private equity offering, we are obligations to pay as a commission $541,200 and issue agents warrants to purchase 541,200 shares of our common stock with each warrant exercisable for a period of 36 months from the closing of the offering at an exercise price of $1.00 per share.

Based upon our current financial condition, we anticipate that the current cash on hand is insufficient to operate our business through the end of the current fiscal year. We intend to fund operations through additional debt and/or equity financing arrangements, (which may be insufficient to fund expenditures) or other cash requirements. We plan to seek additional financing in a public equity offering to secure funding for operations. There can be no assurance that we will be successful in raising additional funding. If we are not able to secure additional funding, the implementation of our business plan will be impaired and we may lose our option to purchase certain mining and mineral rights. There can be no assurance that such additional financing will be available to us on acceptable terms or at all.

In order to finance continuing operations and make payments related to the acquisition of identified properties and the exercise of our rights to the remaining options we hold, additional funding will be required from external sources. Management estimates that a minimum of $25 million will be required over the next twelve months to adequately fund our business plan.

Off-balance sheet arrangements

We do not enter into off-balance sheet arrangements and have no off-balance sheet obligations at December 31, 2006.

Contractual obligations

We have a two year consulting contract with Mr. Martin, our President and Chief Executive Officer. Under the contract, Mr. Martin is entitled to receive a monthly compensation of $10,000, and is eligible to participate in our share compensation arrangements. In addition, Mr. Martin is entitled to reimbursement of all reasonable out-of-pocket expenses incurred in the performance of his duties. If, Mr. Martin’s contract is terminated without cause, he is entitled receive a lump sum equal to 12 months monthly compensation. Under the contract, Mr. Martin has disclaimed any rights to all intellectual property created by him or jointly with others while with us. In addition, following termination of the contract, Mr. Martin will be subject to a one year non-competition covenant.

We have a two year consulting contract with Dr. Redwood our VP of Exploration. Under the contract, Mr. Redwood is entitled to receive compensation at the rate of $750 per day and is eligible to participate in our share compensation arrangements. In addition, he is entitled to reimbursement of all reasonable out-of-pocket expenses incurred in the performance of his duties. We have committed to granting Dr. Redwood 500,000 restricted shares in fiscal 2007. Should Dr. Redwood’s contract with us be terminated with cause or by his resignation before the period of two years has elapsed, he is required to return pro rata portion of the shares based on the time remaining on the contract.

We have a two year consulting contract with Mr. Ian Park, the President of Caldas. Under the contract Mr. Park is entitled to receive monthly compensation of USD $12,500 and may be entitled to a bonus (subject to board approval) and is eligible to participate in our share compensation arrangements. In addition, Mr. Park is entitled to reimbursement of all reasonable out-of-pocket expenses incurred in the performance of his duties. Mr. Park can terminate his contract with us at any time upon 30 days written notice and upon receipt of such notice; we have the right to accelerate the termination date. Under the contract, Mr. Park has disclaimed any rights to all intellectual property created by him or jointly with others while with us. In addition, following the termination of the contract, Mr. Park will be subject to a one year non-competition covenant.

We have entered into a two year renewable contract with Mr. Thomas Lough. Mr. Lough is the President and a director of Investcol Limited. We purchased our 90% interest and have an option to acquire to remaining 10% interest in RNC (Colombia) Limited from Investcol Limited. In exchange for management services provided by Mr. Lough in connection with our Colombian operations, the contract provides for compensation of $800 per day. Mr. Lough is also eligible to participate in our share compensation arrangements. In addition he is entitled to reimbursement of all reasonable out-of-pocket expenses incurred in the performance of his duties.

Related Party Transactions

Certain transactions described under The Caramanta and Marmato Projects elsewhere in this MD&A are considered related party transactions. During certain periods we also paid management and consulting fees to directors, senior officers and shareholders and for certain of these periods, we paid office rental fees to a company related to a former director. Further information on these transactions is provided in our accompanying consolidated financial statements under Note 6 - “Related Party Transactions”.

Risks and Uncertainties

Going Concern

The Company has incurred a net loss for the period from inception on March 25, 2003 to December 31, 2006 and has no source of operating revenue. The Company’s future is dependent upon its ability to obtain financing and the future exploration and development of profitable operations from its mineral properties. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Although there are no assurances that management’s plans will be realized, management believes that the Company will be able to continue operations in the future. Management intends to continue relying upon the issuance of securities to finance the development of the business. As disclosed in Note 11 to our December 31, 2006 financial statements, subsequent to December 31, 2006 the Company raised $9,020,000 by way of the issuance of additional share capital. There can be no assurance that the Company will continue to be successful in raising the funds necessary to maintain operations, or that a self-supporting level of operations will ever be achieved. If the Company is unable to secure additional funding, the implementation of its business plan will be impaired and the Company may lose its option to purchase certain mining and mineral rights. The financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result should the Company cease to continue as a going concern.

Foreign Exchange Risk

A substantial portion of our operating expenses is denominated in U.S. dollars, with the remainder largely in either Colombian pesos or Canadian dollars. Fluctuations in currency exchange rates have a significant impact on our results from operation and corresponding financial stability. Historically, we have not entered into derivative contracts either to hedge existing risks or for speculative purposes and do not currently foresee doing so in the future. As a result, fluctuations in exchange rates could materially impact reported results in the future.

Environmental Risk

Environmental legislation and regulations affect our operations and development projects. Such legislation and regulations apply to us along with other companies in the mining and metals industry. These types of legislation and regulations require us to obtain operating licenses, permits and other approvals and impose standards and controls on activities relating to our mining exploration activities. Environmental assessments are required before undertaking significant changes to existing operations. In addition to current requirements, we expect that additional environmental regulations will likely be implemented to protect the environment and quality of life, given issues of sustainable development and other similar requirements. Although at December 31, 2006 we have no asset retirement or remediation obligations there can be no certainty this situation will continue.

Changes in environmental legislation could have a material adverse effect on our operations and business plan. The complexity and breadth of these issues make it extremely difficult to predict their future impact on us. Compliance with environmental legislation can require significant expenditures and failure to comply with environmental legislation may result in the imposition of fines and penalties, liability to clean up costs, damages, and the loss of important permits.

There can be no assurance that we will at all times be in compliance with all environmental regulations or that steps to bring us into compliance would not materially adversely affect our business, results of operations, financial condition or liquidity. We may also be subject to claims from persons alleging that they have suffered significant damages as a result of the environmental impact of our operations.

Governmental Regulations

The mining and metals industry is subject to regulation and intervention by governments in such matters as control over the development and abandonment of mine sites (including restrictions on production) and possible expropriation or cancellation of contract and mineral rights. Before proceeding with major projects, including significant changes to existing operations, we must obtain certain regulatory approvals. The regulatory approval process can involve stakeholder consultation, environmental impact assessments and public hearings, among other things. In addition, regulatory approvals may be subject to conditions, including the obligation to post security deposits and other financial commitments. Failure to obtain regulatory approvals, or failure to obtain them on a timely basis could result in delays and abandonment or restructuring of projects and increased costs, all of which could negatively affect our profitability and cash flows. In addition, such regulations may be changed from time to time in response to economic or political conditions, and the implementation of new regulations or the modification of existing regulations affecting the mining and metals industry could increase our costs and have a material adverse impact on business, results of operations, financial condition and liquidity.

There can be no assurance that we will be in compliance with all applicable laws or regulations at all times or that steps to bring us into compliance would not materially adversely impact our business, results of operations, liquidity or financial condition.

Recently Issued Accounting Standards, Not Yet Adopted

The FASB has issued FIN 48, which prescribes rules on the accounting for uncertainty in income tax positions. FIN 48 requires all material tax positions to undergo a new two-step recognition and measurement process. All material tax positions in all jurisdictions in all tax years in which the statute of limitations remains open upon the initial date of adoption are required to be assessed. In order to recognize a tax asset it must be more likely than not a tax position will be sustained upon examination based solely on its technical merits. If the recognition standard is not satisfied, then no tax benefit otherwise arising from the tax position can be recorded for financial statement purposes. If the recognition standard is satisfied, the amount of tax benefit recorded for financial statement purposes will be the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. FIN 48 is effective for our fiscal 2007 year. We do not anticipate the adoption of FIN 48 will have a material impact on our financial position, results of the operations, or cash flows.

Share Data

At March 21, 2007, we have 65,056,849 common shares outstanding. In addition, we have outstanding:

i)	4,315,000 stock options, each of which is exercisable into one common share; and

ii)
6,890,706 common share purchase warrants, each of which is exercisable into one common share. In addition, in connection with our March 21, 2007 equity offering, we are obligated to issue an additional 541,200 warrants to purchase common shares.

As at March 21, 2007, we are also obligated to issue to certain consultants of the Company 650,000 common shares for services rendered.
Fiscal 2006 Recap and Outlook

We have been purchasing mineral licenses in the Zona Alta portion of the Marmato project since 2005. Our objective is to purchase all of the mineral licenses and then consolidate them into a single license. As part of our acquisition program at the Marmato and Caramanta projects we have also initiated a review of the available geological data for the projects and are in the process of compiling all information into a comprehensive database. We have identified a number of immediate exploration targets at both the Marmato and Caramanta locations.

Our 2006 exploration program consisted of two parts. The first part consisted of evaluating the underground mineralization on the Marmato project by channel sampling all of the cross-cuts underground to which CGL had access. The second part of the program consisted of channel sampling within the various pits located at the El Salto prospect and chip sampling outcrops located along the creek beds within the Caramanta project. Our 2006 exploration program was successful in confirming the nature of the mineralization which previous operators encountered during their exploration programs at Marmato. We can now combine the historical exploration work conducted by the various operators with the results of our 2006 exploration program to determine further exploration targets in the immediate area.

As a result of the 2006 exploration program we are planning a more comprehensive exploration program on the Marmato and Caramanta projects in fiscal 2007. The next phase of the exploration program will consist of further chip and channel sampling, detailed geological mapping, as well as conducting diamond drilling on a number of the mineral showings, metallurgical testing, environmental studies, a scoping study and resource estimation in addition to further mineral property and infrastructure acquisitions.

With the Marmato and Caramanta projects, we have acquired a portion of a major historical gold producing district in Colombia. At the present time a number of small miners are still working the Zona Alta of the Marmato project and Mineros Nacionales is mining the Zona Baja at a rate of 300t/d. Very little exploration has been conducted in the past within the area of the Marmato and Caramanta projects to adequately determine the true extent of the remaining mineralization. Therefore, the potential economic viability of the project remains unknown, however we are optimistic that we will be successful in identifying a viable bulk tonnage, low grade gold and silver deposit with our Marmato and Caramanta projects. A number of other targets remain on the Marmato and Caramanta projects which intend to explore further at a later date.